Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Mr. Cooper Group Inc.

8950 Cypress Waters Blvd

Coppell, TX 75019

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 30, 2025, to the Board of Directors of Mr. Cooper Group Inc. (“Mr. Cooper”), as Annex C to, and reference to such opinion letter under the headings “SUMMARY—Opinion of Mr. Cooper’s Financial Advisor,” “THE MERGERS—Background of the Mergers,” “THE MERGERS—Mr. Cooper Board’s Recommendations and Reasons for the Transactions,” “THE MERGERS—Opinion of Mr. Cooper’s Financial Advisor” and “THE MERGERS—Certain Unaudited Prospective Financial Information” in, the joint proxy and information statement/prospectus relating to the proposed transaction involving Mr. Cooper and Rocket Companies, Inc. (“Rocket”), which joint proxy and information statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Rocket (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

July 2, 2025